Exhibit 99.1

FOR IMMEDIATE RELEASE:

DrugMax Provides Update on DrugMax/Familymeds Merger Integration

Farmington, CT, February 10, 2005 – DrugMax, Inc. (Nasdaq: DMAX), a specialty pharmacy and drug distribution provider, today announced that its 120-day plan for integration with Familymeds is on course. Actions that the company has taken to increase its profitability include the conversion of a key distribution facility, the elimination of redundant positions and the establishment of a uniform IT platform that integrates substantially all of the company’s distribution functions.

Since the DrugMax/Familymeds merger closed in mid November 2004, DrugMax has converted its distribution facility in New Orleans to support its existing Familymeds pharmacies. Now, more than $100 million annually of Familymeds pharmaceutical needs are being directly sourced through the facility, which procures generic drugs and many specialty pharmaceutical products directly from manufacturers. Management anticipates that the facility also is capable of supporting its currently anticipated future pharmacy growth.

By utilizing its New Orleans facility for substantially all of its primary pharmaceutical needs, DrugMax expects to realize cost improvements of approximately $5 million in the first year. Management expects that this will be in addition to the approximately $1 million in annual savings achieved through the elimination of redundant positions created by the merger.

“Once the integration is complete, we believe we will be the only pharmaceutical distributor with both onsite medically located pharmacies and fully integrated mail order capabilities,” said Ed Mercadante, co-chairman and chief executive officer of DrugMax. “Further, we believe the integration will accelerate DrugMax’s growth by uniquely enabling us to supply specialty drugs to patients and physicians.”

Mr. Mercadante added: “We believe that the cost savings and gross margin opportunities should enhance shareholder value over the long-term. We continue to execute against building an integrated specialty drug distribution platform with multiple sales channels. We look forward to sharing additional details on the integration and progress on our growth strategy when we report our fourth quarter and full year 2004 results.”

About DrugMax

DrugMax, Inc. is a specialty pharmacy and drug distribution provider that works closely with doctors, patients, managed care providers, medical centers and employers to deliver low cost and effective healthcare solutions. DrugMax is focused on building an integrated specialty drug distribution platform with multiple sales channels. DrugMax currently operates more than 80 pharmacies under the Arrow Pharmacy & Nutrition Center and Familymeds Pharmacy brand names at or near the point of medical care in 13 U.S. states. Many of these pharmacies serve defined population groups on an exclusive or closed panel basis. DrugMax distributes drugs through its wholly-owned Valley Drug subsidiaries, and provides services for the treatment of complex diseases and medical conditions such as cancer, diabetes and chronic pain. More information about DrugMax can be found on the company’s Web site at www.drugmax.com. Its online product offering can be found on Familymeds’ Web site at www.familymeds.com.

Safe Harbor Provisions

Certain oral statements made by management from time to time and certain statements contained in press releases and periodic reports issued by DrugMax, Inc., including those contained herein, that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, are statements regarding the intent, belief or current expectations, estimates or projections of DrugMax, its directors or its officers about DrugMax and the industry in which it operates, and include among other items, statements regarding (a) DrugMax’s strategies regarding growth and business expansion, including its strategy of building an integrated specialty drug distribution platform with multiple sales channels, (b) its merger with Familymeds Group, Inc. and its plan to integrate the two companies, (c) its financing plans, (d) trends affecting its financial condition or results of operations; and (e) its ability to continue to control costs and to meet its liquidity and other financing needs. Although DrugMax believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and similar expressions are generally intended to identify forward-looking statements.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) management’s ability to integrate DrugMax and Familymeds, (ii) changes in the regulatory and general economic environment related to the health care and pharmaceutical industries, including possible changes in reimbursement for healthcare products and in manufacturers’ pricing or distribution policies; (iii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iv) changes in the competitive marketplace that could affect the DrugMax’s revenue and/or cost bases, such as increased competition, lack of qualified marketing, management or other personnel, and increased labor and inventory costs; and (v) changes regarding the availability and pricing of the products which DrugMax distributes, as well as the loss of one or more key suppliers for which alternative sources may not be available. Further information relating to factors that could cause actual results to differ from those anticipated is included under the heading Risk Factors in DrugMax’s Form S-3 Registration Statement filed with the SEC on January 5, 2005. DrugMax disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, contact:

Chuck Dohrenwend or Jason Thompson

The Abernathy MacGregor Group

212-371-5999

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